                                                             OMB APPROVAL
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                             COMPUWARE CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

COMPUWARE CORPORATION
---------------------------------------------------------------
Corporate Headquarters
ONE CAMPUS MARTIUS, DETROIT, MICHIGAN 48226-5099
(313) 227-7300                                                  [COMPUWARE LOGO]

                                                                   July 19, 2005

Dear Compuware Shareholder:

     You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Compuware Corporation to be held at 3:00 p.m., Eastern Daylight Time, on Tuesday, August 23, 2005. The meeting will be held at Compuware's corporate offices, One Campus Martius, Detroit, Michigan 48226-5099.

     The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You may wish to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

     Please indicate whether you plan to attend the meeting in the space provided on the proxy card, or press the appropriate key if voting by telephone or by Internet. If your shares are currently held in the name of your broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from your broker, bank or other nominee indicating that you are the beneficial owner of a stated number of shares of stock as of the July 1, 2005 record date and BRING THE LETTER WITH YOU TO THE MEETING. This will help us determine whether you are permitted to attend the meeting. You must be a Compuware shareholder or the named representative of a Compuware shareholder to be entitled to attend the meeting. You must also obtain a legal proxy if you desire to vote at the meeting and your shares are held in the name of your broker, bank or another nominee.

     Your vote is important. Whether you plan to attend the meeting or not, we urge you to vote your shares, by completing, signing and returning your proxy card or by telephone or Internet, as soon as possible. This will ensure that your shares are voted in the event you are unable to attend the meeting. You may, of course, revoke your proxy and, if you are a shareholder of record, vote in person at the meeting if you so desire.

                                          Sincerely,

                                          /s/ PETER KARMANOS, JR.
                                          Peter Karmanos, Jr.
                                          Chairman and Chief Executive Officer

                             COMPUWARE CORPORATION
                               ONE CAMPUS MARTIUS
                          DETROIT, MICHIGAN 48226-5099

               NOTICE OF THE 2005 ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD AUGUST 23, 2005

To the Shareholders:

     This is our notice to you that the 2005 Annual Meeting of Shareholders of Compuware Corporation will be held at our corporate offices, One Campus Martius, Detroit, Michigan 48226-5099, on Tuesday, August 23, 2005 at 3:00 p.m., Eastern Daylight Time, to consider and act upon the following matters:

     (1) The election of 10 directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

     (2) The ratification of the appointment of Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2006; and

     (3) Such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on July 1, 2005 will be entitled to vote at the meeting.

     We call your attention to the attached Proxy Statement and the accompanying proxy card. We request that you vote your shares and indicate whether you plan to attend the meeting by either signing, dating and returning the proxy card in the enclosed envelope or by using the telephone or Internet voting mechanisms described in the Proxy Statement. If you attend the meeting and are a shareholder of record, you may withdraw your proxy and vote your shares in person at the meeting.

     Due to space configurations at our headquarters, it may be necessary for us to use an additional conference room at this year's meeting to accommodate all shareholders who wish to attend.

     A copy of the 2005 Annual Report for the fiscal year ended March 31, 2005 accompanies this notice.

                                          By Order of the Board of Directors,

                                          /s/ THOMAS COSTELLO, JR.
                                          Thomas M. Costello, Jr., Secretary

Detroit, Michigan
July 19, 2005

                             COMPUWARE CORPORATION

                                PROXY STATEMENT
                      2005 ANNUAL MEETING OF SHAREHOLDERS

                                  INTRODUCTION

     This Proxy Statement and the accompanying Notice of the 2005 Annual Meeting of Shareholders, 2005 Annual Report and proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Compuware Corporation. The proxies are being solicited for use at the 2005 Annual Meeting of Shareholders to be held at 3:00 p.m., Eastern Daylight Time, on Tuesday, August 23, 2005, at the headquarters of Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, and at any adjournment of that meeting. The proxies are being solicited from holders of our common shares, par value $.01 per share. We expect that this Proxy Statement and the accompanying materials will be first sent or given to shareholders on or about July 19, 2005.

     We urge you to vote your shares promptly to make certain that your vote will be counted at the meeting. There are four different ways you may cast your vote. You may vote by:

     - TELEPHONE, using the toll-free number listed on your proxy card. Please follow the instructions on your proxy card. If you vote using the telephone, you need not mail in your proxy card;

     - INTERNET. Go to the voting site at http://www.eproxyvote.com/cpwr and follow the instructions on the screen. When prompted for your Voter Control Number, enter the number printed on the proxy card. If you vote using the Internet, you need not mail in your proxy card;

     - MARKING, SIGNING, DATING AND MAILING each proxy card and returning it in the envelope provided; or

     - ATTENDING AND COMPLETING A BALLOT AT THE ANNUAL MEETING, if you are a shareholder of record.

     If you give a proxy, you may revoke it at any time before it is voted by:

     - giving our Secretary a written notice of revocation that is dated later than the proxy card;

     - signing a later-dated proxy card relating to the same shares and delivering it to the transfer agent;

     - voting again by telephone or Internet (prior to August 22, 2005 at 11:59 p.m., Eastern Daylight Time), since only your latest vote will be counted; or

     - attending the Annual Meeting and voting in person, if you are a shareholder of record.

     Your attendance at the Annual Meeting of Shareholders will not in and of itself revoke your proxy. Any written notice of revocation should be sent to:
Secretary, Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099.

     References in this Proxy Statement to fiscal 2005 mean the 12 months ended March 31, 2005.

     Holders of record of our common shares at the close of business on July 1, 2005 are entitled to notice of the 2005 Annual Meeting of Shareholders and to vote at the meeting. On July 1, 2005, we had 387,744,324 outstanding common shares, our only class of stock outstanding. Each of these shares is entitled to one vote on each matter submitted for a vote at the meeting. The presence, either in person or by proxy, of the holders of at least a majority of these outstanding common shares is necessary to constitute a quorum at the 2005 Annual Meeting of Shareholders. Shares relating to abstentions, broker non-votes and withheld votes will be counted for purposes of determining the presence of a quorum.

     All valid proxies that are properly signed, dated and returned in time for the meeting will be voted as specified in the proxy. IF NO SPECIFICATION IS MADE, THE PROXIES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

     If any other matters requiring a shareholder vote properly come before the meeting, the persons appointed as proxies in the enclosed proxy card will vote with respect to such matters in accordance with their best judgment, to the extent permitted by law.

                             ELECTION OF DIRECTORS

NOMINEES

     Our Board of Directors proposes that the 10 directors named in the following summary be elected as our directors, each to hold office until the 2006 Annual Meeting of Shareholders and until his or her successor is elected and qualified. If a quorum is present, the 10 nominees receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Withheld votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast and will therefore have no effect on the election.

     All nominees for election have indicated their willingness to serve, if elected. If any of them is unable or declines to serve as a director, the proxy holders intend to vote the proxies in accordance with their best judgment for the election of another person nominated in accordance with our Bylaws.

     A brief summary of each nominee's principal occupation and other information follows:

     PETER KARMANOS, JR.

     Mr. Karmanos, age 62, one of our founders, has served as one of our directors since our inception in April 1973, as our Chairman of the Board since November 1978 and as our Chief Executive Officer since July 1987. Mr. Karmanos has also acted as our President since October 2003. Mr. Karmanos is also a director of Taubman Centers, Inc. and Worthington Industries, Inc.

     DENNIS W. ARCHER

     Mr. Archer, age 63, has served as one of our directors since January 2002. Mr. Archer has been a partner and Chairman of the law firm of Dickinson Wright PLLC since January 2002. The law firm serves as counsel to us. Mr. Archer served as Mayor of the city of Detroit, Michigan from January 1994 through December 2001 and as an Associate Justice of the Supreme Court of the State of Michigan from 1986 to 1990. Mr. Archer is a past President of the National League of Cities and the American Bar Association, and is currently a director of Johnson Controls, Inc. and Masco Corporation.

     GURMINDER S. BEDI

     Mr. Bedi, age 57, has served as one of our directors since October 2002. Mr. Bedi is a private investor. He served as Vice President of Ford Motor Company from October 1998 through his retirement in December 2001. Mr. Bedi served as Vehicle Line Director at Ford Motor Company from October 1996 through October 1998 and in a variety of other managerial positions at Ford for more than 30 years.

     WILLIAM O. GRABE

     Mr. Grabe, age 67, has served as one of our directors since April 1992. Mr. Grabe is a Managing Member of General Atlantic, LLC, a private equity firm focused exclusively on investing in information technology, process outsourcing and communications businesses on a global basis, and has been affiliated with General Atlantic and its predecessors since April 1992. Mr. Grabe is also a director of Bottomline Technologies, Digital China Holdings, Ltd., Patni Computer Systems, Gartner, Inc. and several privately held companies in which General Atlantic, LLC is an investor.

     WILLIAM R. HALLING

     Mr. Halling, age 66, has served as one of our directors since October 1996. Mr. Halling is a private investor. Mr. Halling served as the President of The Detroit Economic Club from May 1995 through March 2002. Mr. Halling is also a director of Detroit Legal News and LaSalle Bank Corporation, a member of the ABN AMRO Group. Mr. Halling is a certified public accountant and is the Company's audit committee financial expert, as defined by the rules and regulations of the Securities and Exchange Commission (the "SEC"). Mr. Halling served as a director for KPMG LLC from October 1990 through June 1993 and as Managing Partner of its Michigan/Toledo business unit from August 1986 through June 1993.

     FAYE ALEXANDER NELSON

     Ms. Nelson, age 52, has served as one of our directors since October 2002. Ms. Nelson is President and Chief Executive Officer of the Detroit Riverfront Conservancy, Inc. Prior to joining the Conservancy in November 2003, Ms. Nelson was the Vice President of Government Affairs for Wayne State University. Prior to joining Wayne State in February 1996, Ms. Nelson was employed by Kmart Corporation for 15 years where she served as Senior Corporate Attorney and Director for Government Affairs. Ms. Nelson serves on the board of several community, civic and economic development organizations, including the Michigan Economic Growth Authority, University of Detroit Mercy and the Michigan Women's Foundation.

     GLENDA D. PRICE

     Dr. Price, age 65, has served as one of our directors since October 2002. Dr. Price has served as the President of Marygrove College since 1998. Prior to assuming her responsibilities at Marygrove, Dr. Price was the Provost at Spelman College in Atlanta. Dr. Price has held positions as faculty and administrator at several academic institutions, as well as practicing as a clinical laboratory scientist. Dr. Price is also a director of LaSalle Bank Corporation, a member of the ABN AMRO Group.

     W. JAMES PROWSE

     Mr. Prowse, age 62, has served as one of our directors since December 1986. Mr. Prowse has been a private investor since he left the Company in 1999. He began his employment with us in 1984 and served as our Executive Vice President from February 1998 until March 1999. From January 1992 through January 1998, Mr. Prowse served as our Senior Vice President.

     G. SCOTT ROMNEY

     Mr. Romney, age 64, has served as one of our directors since January 1996. Mr. Romney has been a partner at Honigman Miller Schwartz and Cohn LLP, a law firm, since 1977. The law firm serves as counsel to us.

     LOWELL P. WEICKER, JR.

     Mr. Weicker, age 74, has served as one of our directors since October 1996. Mr. Weicker is a private investor. He currently serves as the President of the Board of Directors of the Trust for America's Health, and is on the Board of Directors of Phoenix Duff & Phelps Mutual Funds, World Wrestling Entertainment and Medallion Financial Corp. Mr. Weicker was Chairman, The Century Fund Commission, a charitable commission, from January 2001 through December 2001 and Chairman, Pew Foundation Environmental Health Commission, a charitable commission, from January 2000 until December 2000. From 1990 through 1994, Mr. Weicker served as the Governor of Connecticut, and from 1970 through 1988, as a U.S. Senator from Connecticut.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE NOMINEES.

                 RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
                       REGISTERED PUBLIC ACCOUNTING FIRM

     Deloitte & Touche LLP ("Deloitte") has acted as our independent registered public accounting firm since fiscal 1991, including the audit of our consolidated financial statements for fiscal 2005. Subject to shareholders' ratification, the Audit Committee has selected Deloitte to be our independent auditors for the fiscal year ending March 31, 2006. Before appointing Deloitte as our independent auditors to audit our books and accounts for the fiscal year ending March 31, 2006, the Audit Committee carefully considered the firm's qualifications as our independent auditors. Deloitte & Touche LLP is registered by the Public Company Accounting Oversight Board as a registered public accounting firm.

     Representatives from Deloitte are expected to be present at the 2005 Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting if they desire to do so. Their representatives will also be available to respond to appropriate questions.

     We are asking our shareholders to ratify the appointment of Deloitte as the Company's independent registered public accounting firm for fiscal 2006. The affirmative vote of a majority of the votes cast by the holders of shares of the Company's common stock entitled to vote on this matter is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote.

     If the shareholders fail to ratify the appointment of Deloitte, the Audit Committee would reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our shareholders' best interests.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFYING THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY'S FISCAL 2006 CONSOLIDATED FINANCIAL STATEMENTS.

INDEPENDENT AUDITOR FEES

     The following table sets forth the fees billed by Deloitte for services rendered to the Company for the last two fiscal years.

FEE CATEGORY                                                    FISCAL 2004 FEES    FISCAL 2005 FEES
------------                                                    ----------------    ----------------
Audit fees..................................................       $1,106,729          $2,009,315
Audit-related fees..........................................           42,500               9,000
Tax fees....................................................          985,111           2,079,486
All other fees..............................................           26,822              39,485
                                                                   ----------          ----------
Total fees..................................................       $2,161,162          $4,137,286
                                                                   ==========          ==========

     AUDIT FEES

     The aggregate fees billed by Deloitte were for professional services rendered for the audit of our annual financial statements and the reviews of the interim financial statements included in our Forms 10-Q. The amounts in the table include $800,000 for services relating to Deloitte's audits of the effectiveness of internal controls over financial reporting and of management's assessment of the effectiveness of internal controls over financial reporting for fiscal 2005 and no costs related to these services for fiscal 2004.

     AUDIT-RELATED FEES

     The aggregate fees billed by Deloitte for audit-related services were for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees." Fees paid in fiscal 2005 were for Deloitte's participation in the Company's responses to the SEC regarding its Form 10-K for the year ended March 31, 2004. Fees paid in fiscal 2004 were for Deloitte's participation in a financial seminar for the audit committee and for an audit related to the Employee Stock Ownership Plan ("ESOP").

     TAX FEES

     The aggregate fees billed by Deloitte for tax-related services were for professional services for international, federal, state and local tax compliance, tax advice and tax planning.

     ALL OTHER FEES

     The aggregate fees billed by Deloitte for services other than those covered under the captions "Audit Fees," "Audit-Related Fees" and "Tax Fees" above were primarily for an audit of costs charged to the Company by an unrelated lessor and foreign statutory reports (not required for U.S. GAAP audit).

POLICY FOR PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

     All audit services and all non-audit services that our independent auditors are permitted to perform for us under applicable federal securities regulations must be approved by the Audit Committee pursuant to its pre-approval policy. As permitted by the applicable regulations, the Committee's policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditors and pre-approval of specified categories of engagements. The policy provides that the duty to pre-approve may be delegated to one or more designated members of the Audit Committee, with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.

     All engagements of the independent auditor to perform any audit services and non-audit services have been approved by the Committee in accordance with the policy. The policy has not been waived in any instance.

     In its review of non-audit services and its appointment of Deloitte to serve as the Company's independent registered public accounting firm for fiscal 2006, the Audit Committee considered whether the provision of such services is compatible with maintaining Deloitte's independence. The Audit Committee reviewed and considered the nature of the non-audit services provided by Deloitte to Compuware management and determined that the services were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules promulgated by the American Institute of Certified Public Accountants, and does not consider the provision of such services by Deloitte to be incompatible with the maintenance of Deloitte's independence.

                              CORPORATE GOVERNANCE

     We are committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our shareholders. Our business affairs are conducted under the direction of our Board of Directors. Our Board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.

     The charters of the Board's committees provide the framework under which we are governed. In May 2004, the Board adopted revised charters for the Audit Committee, the Compensation Committee and the Nominating/Governance Committee in order to satisfy the new listing standards of the NASDAQ stock market and the new rules of the SEC. The Company revised its Code of Conduct in November 2003. The Code of Conduct applies to all of our employees, including our chief executive officer and chief financial officer/chief accounting officer. The Board adopted a Code of Conduct for non-employee directors in May 2004. The Codes of Conduct address those areas in which we must act in accordance with law or regulation, and also establish the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Our Codes of Conduct and the charters of our Board committees are posted in the Corporate Governance section of the "Investor Relations" page of our website at www.compuware.com, and will be provided free of charge to any shareholder upon written request to our Secretary at Compuware corporate headquarters. To the extent any waiver is granted or amendment is made with respect to the Codes of Conduct that requires disclosure under applicable SEC rules, information regarding such waiver or amendment will also be posted on the Company's website.

BOARD OF DIRECTORS

     DIRECTOR INDEPENDENCE

     Our Board has determined that Dennis W. Archer, Gurminder S. Bedi, Dr. Elaine K. Didier, William O. Grabe, William R. Halling, Faye Alexander Nelson, Dr. Glenda D. Price, W. James Prowse, G. Scott Romney and Lowell P. Weicker, Jr. meet the independence requirements of the NASDAQ stock market.

     BOARD MEETINGS; PRESIDING DIRECTOR

     Our Board of Directors held five meetings in fiscal 2005. Other than Mr. Weicker, who attended 57 percent of the meetings of the Board and the committees on which he serves, each of the directors attended more than 75 percent of the meetings of the Board and the committees of which they were a member. Although not required, the Board strongly encourages all directors to attend our Annual Meeting of Shareholders. Dr. Didier, Ms. Nelson, Dr. Price and Messrs. Archer, Bedi, Halling, Karmanos, Prowse and Romney attended last year's Annual Meeting of Shareholders. The independent directors serve on a rotating basis as presiding director at each regularly scheduled executive session of the Board, beginning with the independent director with the longest tenure.

     COMMUNICATIONS WITH THE BOARD

     Shareholders may communicate with the Board of Directors or any individual director by sending a letter to Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099, Attn: Secretary (or any individual director). The Secretary will receive the correspondence and forward it to the presiding director or to any individual director or directors to whom the communication is addressed. The Secretary is authorized to review, sort and summarize all communications received prior to their presentation to the presiding director or to whichever director(s) the communication is addressed. If such communications are not a proper matter for Board attention, the Secretary is authorized to direct such communication to the appropriate department. For example, shareholder requests for materials or information will be directed to investor relations personnel.

BOARD COMMITTEES AND THEIR FUNCTIONS

     Standing committees of the Board include an Audit Committee, a Compensation Committee, a Nominating/Governance Committee and a Strategic Planning Committee. In October 2004 the Board combined the Diversity/Community Relations Committee and the Shareholder Relations Committee to form a Diversity/Community/Shareholder Relations Committee. The Board formed an Executive Committee in February 2005.

     AUDIT COMMITTEE

     During fiscal 2005, the Audit Committee consisted of Dr. Didier, Mr. Halling, Dr. Price and Mr. Prowse. The Board determined that all the members of our Audit Committee are independent as required by the rules of the SEC and the listing standards of the NASDAQ stock market. In addition, the Board of Directors determined that all members of the Audit Committee are financially literate, and determined that Mr. Halling qualifies as the audit committee financial expert, as defined by the rules and regulations of the SEC. The Audit Committee met six times during the past fiscal year.

     The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Audit Committee's principal responsibilities include: (a) selection of our independent registered public accounting firm; (b) overseeing our accounting and financial reporting processes and the audits of our financial statements; and (c) assisting the Board in overseeing: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, (iv) the performance of our internal audit function and independent auditor, and (v) our system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established. The Audit Committee also provides an avenue for communication between internal auditors, the independent registered public accountants and the Board. See the "Report of the Audit Committee" below.

     REPORT OF THE AUDIT COMMITTEE

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of
Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act.

     Our management is responsible for the preparation, presentation and integrity of our financial statements. Management selects the accounting and financial reporting principles used to prepare the financial statements. Management also designs the internal controls and procedures to assure compliance with accounting and reporting standards and applicable laws and regulations. The independent registered public accountants are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Committee's responsibility is generally to monitor and oversee these processes.

     In performance of its oversight function, our Audit Committee has:

     - reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2005 with our management and our independent registered public accountants;

     - discussed with our independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as it has been modified or supplemented;

     - received the written disclosures and the letter from our independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as it has been modified or supplemented; and

     - discussed with our independent registered public accountants their independence.

     Based on the review and discussions described above in this paragraph, our Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended March 31, 2005 be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2005 for filing with the SEC.

                                          By the Audit Committee,
                                          Elaine K. Didier
                                          William R. Halling
                                          Glenda D. Price
                                          W. James Prowse

     COMPENSATION COMMITTEE

     During fiscal 2005, the Compensation Committee consisted of three directors, Ms. Nelson and Messrs. Grabe and Weicker. The Board determined that all the members of our Compensation Committee are independent as required by the rules of the listing standards of the NASDAQ stock market. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Compensation Committee's principal responsibilities include determining and recommending to the full Board for its approval compensation programs for key executives that are effective in attracting and retaining key executives, link pay to performance and are administered fairly and in the shareholders' interests. This includes making recommendations regarding executive compensation policy, administering Board- or shareholder-approved plans, approving benefit programs and making decisions for the Board with respect to the compensation of officers, directors and key executives. The Compensation

Committee met five times during the past fiscal year. See "Report of the Compensation Committee on Executive Compensation" below.

     NOMINATING/GOVERNANCE COMMITTEE

     During fiscal 2005, the Nominating/Governance Committee consisted of five individuals, Messrs. Bedi, Grabe, Halling, Prowse and Weicker. The Board determined that all the members of our Nominating/ Governance Committee are independent as required by the listing standards of the NASDAQ stock market. The Nominating/Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors. The Committee makes recommendations to the Board of Directors on nominees to the Board, including nominees submitted by shareholders. The Committee is also responsible for determining that adequate information is available to the Board to determine whether the Company's business is managed with propriety and in the best interest of shareholders, and for implementing a board structure that is adequate to process and respond to this information. The Committee met four times during fiscal 2005. The Board further designated the members of the Nominating/Governance Committee as the Qualified Legal Compliance Committee prescribed by the Standards of Professional Conduct for Attorneys Appearing and Practicing Before the SEC in the Representation of an Issuer.

     CONSIDERATION OF DIRECTOR NOMINEES

     In evaluating and determining whether to recommend a person as a candidate for election as a director, the Board considers qualifications, such as relevant management and/or industry experience; high personal and professional ethics, integrity and values; ability to vigorously support the Company's diversity initiatives; a commitment to representing the long-term interests of our shareholders as a whole; independence pursuant to the rules of the SEC and the listing standards of the NASDAQ stock market; and an ability and willingness to devote the required amount of time to carrying out the duties and responsibilities of directors.

     IDENTIFYING DIRECTOR NOMINEES

     The Board may employ a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the size of the Board, the need for particular expertise on the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board would consider various potential candidates for director that may come to the Board's attention through current Board members, professional search firms, shareholders or other persons. These candidates would be evaluated at regular or special meetings of the Board, and may be considered at any point during the year.

     CONSIDERATION OF CANDIDATES RECOMMENDED BY SHAREHOLDERS

     The Committee will consider candidates recommended by the shareholders, when nominations are properly submitted, under the criteria summarized above in "Consideration of Director Nominees." The deadlines and procedures for shareholder submissions of director nominees are described below under "Shareholder Proposals and Director Nominations for the 2006 Annual Meeting of Shareholders." Following verification of the shareholder status of persons recommending candidates, the Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm in connection with the nomination of a director candidate provides any materials, such materials would be forwarded to the Board as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Board, the Board would treat a potential candidate nominated by a shareholder in the same fashion as any other potential candidate during the review process.

     STRATEGIC PLANNING COMMITTEE

     In fiscal 2005, the Strategic Planning Committee consisted of Messrs. Archer, Bedi and Romney. The Strategic Planning Committee, in cooperation with the Company's management, identifies business issues facing the Company, and recommends potential strategies to solve those issues. The Strategic Planning Committee met one time during the past fiscal year.

     DIVERSITY/COMMUNITY/SHAREHOLDER RELATIONS COMMITTEE

     From March through October 2004, the Diversity/Community Relations Committee consisted of Mr. Archer, Dr. Didier and Dr. Price. The Diversity/Community Relations Committee makes recommendations to assist the Company in achieving its initiatives regarding diversity and community relations. The major objectives of the diversity initiatives are to (i) create an inclusive environment that recognizes, understands, utilizes and values the contributions of all employees; (ii) advance efforts that will attract, develop and retain a diverse slate of employees and candidates; (iii) enhance affirmative opportunities to attract diverse vendors; (iv) build relationships with organizations that are diverse; and (v) develop strategies to assist with the diversity initiatives. The Diversity/Community Relations Committee met one time during the past fiscal year.

     From March through October 2004, the Shareholder Relations Committee consisted of Ms. Nelson and Messrs. Prowse and Romney. The Shareholder Relations Committee oversees the Company's shareholder relations policies and programs so that the Company's communications with shareholders are timely, relevant, accurate and, pursuant to the advice of legal counsel, meet all legal obligations to investors. The Committee provides strategic oversight for shareholder communications and related processes so that investors and potential investors have access to relevant information about the Company's vision, mission and operating results. The Shareholder Relations Committee, in cooperation with the Company's management, met one time during the past fiscal year.

     From November 2004 through the end of fiscal 2005, the Diversity/Community/Shareholder Relations Committee consisted of Mr. Archer, Dr. Didier, Ms. Nelson, Dr. Price and Mr. Romney. The Diversity/
Community/Shareholder Relations Committee assumed the objectives and responsibilities of the individual committees in November 2004. The Diversity/Community/Shareholder Relations Committee met one time during the past fiscal year.

     EXECUTIVE COMMITTEE

     The Executive Committee was formed in February 2005. The Executive Committee consists of Messrs. Archer, Bedi, Karmanos and Prowse. The Executive Committee will undertake certain functions of the Board when the Board is not in session, pursuant to a charter currently being considered by the Board. The Executive Committee met one time during fiscal 2005.

            SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

     The following table shows, as of July 1, 2005, the beneficial ownership of our common shares by all directors and executive officers as a group, by each current director and nominee, by each executive officer named in the Summary Compensation Table and by all persons known to us to beneficially own more than five percent of our outstanding common shares. The number of shares beneficially owned is determined according to SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or dispositive power and also any shares as to which the individual has the right to acquire on July 1, 2005 or within 60 days thereafter through the exercise of any stock option or other right. Except as otherwise noted, each beneficial owner identified in the table below has sole voting and dispositive power with respect to the shares shown in the table.

                                                               AMOUNT AND NATURE OF     PERCENT
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP(1)   OF CLASS
------------------------                                      -----------------------   --------
Dennis W. Archer............................................            16,700               *
Gurminder S. Bedi...........................................                 0               *
Elaine K. Didier............................................           240,375               *
Laura L. Fournier...........................................           779,264               *
William O. Grabe............................................           389,812               *
William R. Halling..........................................           370,562               *
Henry A. Jallos.............................................         3,822,532               *
Peter Karmanos, Jr. ........................................        23,870,481(2)          6.0%
Faye Alexander Nelson.......................................             2,730               *
Robert C. Paul..............................................             5,509               *
Glenda D. Price.............................................               500               *
W. James Prowse.............................................         2,406,222(3)            *
G. Scott Romney.............................................           338,997(4)            *
Lowell P. Weicker, Jr. .....................................           146,600               *
Tommi A. White..............................................           713,454(5)            *
All executive officers and directors as a group (16
  persons)..................................................        33,875,860(6)          8.4%
Capital Research and Management Company.....................        35,892,300(7)          9.3%
Dodge & Cox.................................................        50,730,342(8)         13.1%

-------------------------
  *  Less than one percent

 (1) The column includes shares held for officers and directors through our ESOP and shares that the individual has the right to acquire on July 1, 2005 or within 60 days thereafter pursuant to stock options, as set forth below.

NAME                                                          ESOP SHARES   OPTION SHARES
----                                                          -----------   -------------
Dennis W. Archer............................................          0          16,500
Gurminder S. Bedi...........................................          0               0
Elaine K. Didier............................................          0         236,275
Laura L. Fournier...........................................     20,435         707,150
William O. Grabe............................................          0         214,375
William R. Halling..........................................          0         321,060
Henry A. Jallos.............................................     34,703       3,757,644
Peter Karmanos, Jr. ........................................    379,192       7,754,333
Faye Alexander Nelson.......................................          0               0

NAME                                                          ESOP SHARES   OPTION SHARES
----                                                          -----------   -------------
Robert C. Paul..............................................         69               0
Glenda D. Price.............................................          0               0
W. James Prowse.............................................          0       1,213,398
G. Scott Romney.............................................          0         287,899
Lowell P. Weicker, Jr.......................................          0         146,600
Tommi A. White..............................................      1,461         680,000
All executive officers and directors as a group.............    437,321      16,077,661

-------------------------
(2) Includes (a) 3,506,978 shares owned by Mr. Karmanos' trusts, as to which Mr. Karmanos has shared dispositive power for 47,272 of the 3,506,978 shares;
    (b) 5,808,978 shares held by Mr. Karmanos' partnerships, as to which Mr. Karmanos has shared voting and dispositive power; and (c) 6,421,000 shares held by Mr. Karmanos' stock LLC, with respect to which shares Mr. Karmanos has no dispositive power. Mr. Karmanos' address is Compuware Corporation, One Campus Martius, Detroit, Michigan 48226-5099.

(3) Includes (a) 192,824 shares owned by Mr. Prowse's trust and (b) 1,000,000 shares, with respect to which shares Mr. Prowse has no dispositive power.

(4) Includes 3,000 shares owned by Mr. Romney's wife, with respect to which shares Mr. Romney has no voting or dispositive power.

(5) Includes 3,000 shares owned by Ms. White's husband, with respect to which shares Ms. White has no voting or dispositive power.

(6) See notes (2), (3), (4), (5) and (6) for information on shares with respect to which persons included in the group do not currently have sole voting and investment power.

(7) Based solely on a Schedule 13G, dated February 9, 2005, filed by Capital Research and Management Company ("Capital Research") with the SEC on February 11, 2005 disclosing ownership as of December 31, 2004. Capital Research's address is 333 South Hope Street, 55th Floor, Los Angeles, California 90071. According to the Schedule 13G, Capital Research has sole dispositive power with respect to 35,892,300 shares.

(8) Based solely on a Schedule 13G, dated February 10, 2005, filed by Dodge & Cox with the SEC on February 10, 2005 disclosing ownership as of December 31, 2004. Dodge & Cox's address is One Sansome St., 35th Floor, San Francisco, California 94104. According to the Schedule 13G, Dodge & Cox has sole voting power with respect to 46,153,742 shares, shared voting power with respect to 1,038,800 shares and sole dispositive power with respect to 50,730,342 shares.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

     The following table sets forth information for the fiscal years indicated concerning the compensation of (1) our Chief Executive Officer and (2) each of our four other most highly compensated executive officers who were serving as executive officers on March 31, 2005. These executive officers are collectively referred to as the Named Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                  ANNUAL COMPENSATION                   AWARDS
                                       ------------------------------------------    -------------
                                                                     OTHER ANNUAL     SECURITIES       ALL OTHER
                                                                     COMPENSATION     UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR    SALARY($)    BONUS($)(2)         ($)(3)       OPTIONS(#)(4)       ($)(5)
---------------------------    ----    ---------    -----------      ------------    -------------    ------------
Peter Karmanos, Jr. .......    2005     635,925      1,457,775          6,140            97,185               0
  Chairman of the Board and    2004     657,546        940,500          5,971            95,000         185,000
  Chief Executive Officer      2003     950,000              0                          570,000         185,000
Tommi A. White.............    2005     613,800        920,700                           61,380               0
  Chief Operating Officer      2004     584,200        594,000                           60,000               0
                               2003     600,000              0                          360,000               0
Henry A. Jallos............    2005     537,075        767,250                           51,150               0
  Executive Vice President,    2004     486,833        495,000                           50,000               0
  Corporate                    2003     500,000              0                          300,000               0
Robert C. Paul(1)..........    2005     409,200        613,800                           40,000               0
  President and CEO,           2004      34,100              0                          250,000               0
  Covisint division
Laura L. Fournier..........    2005     368,765        506,385                           33,759               0
  Senior Vice President,       2004     314,505        163,350                           32,500               0
  Chief Financial Officer      2003     300,000              0                          120,000               0
  and Treasurer

-------------------------
(1) Mr. Paul became an executive officer in March 2004.

(2) Beginning with fiscal 2004, the executive incentive compensation program covering the Named Officers included both a cash incentive, which is earned only if the Company achieves specified earnings per share or revenue targets and paid early in the next fiscal year, and performance cash, which is 50 percent of the cash incentive and is earned only if the Company achieves specified earnings per share or revenue targets and is paid in a lump sum at the end of a two-year vesting period, subject to continued employment during the vesting period. One of the targets was achieved for fiscal 2005 and fiscal 2004, and as a result the Named Officers were paid a cash incentive and earned performance cash. The following lists the amount of performance cash included in each Named Officer's total bonus for fiscal 2005 and 2004, respectively: Peter Karmanos, Jr. ($485,925 and $313,500), Tommi A. White ($306,900 and $198,000), Henry A. Jallos ($255,750 and $165,000), Robert C.
    Paul ($204,600 and $0), and Laura L. Fournier ($168,795 and $54,450).

(3) The amount represents the value of the discount from fair market value of the shares of common stock purchased by Mr. Karmanos from the Company during fiscal 2005 and fiscal 2004. Mr. Karmanos purchases shares from the Company on the same terms as provided in the Company's Global Employee Stock Purchase Plan to all employees of the Company, although he does not participate in the Plan directly due to his beneficial ownership of more than 5 percent of the Company's outstanding shares. As permitted by the applicable rules, the column excludes immaterial fringe benefits provided to the Named Officers.

(4) The Named Officers may request a replacement option grant at the time of exercise if they pay the exercise price and/or withholding taxes by surrendering stock to us. See "Option Grants in Last Fiscal Year."

(5) In fiscal 2004 and fiscal 2003, we paid approximately $185,000 in life insurance premiums in connection with a split-dollar life insurance arrangement on the life of Mr. Karmanos. In connection with that arrangement, Mr. Karmanos' children or trusts for their benefit paid the insurance premiums allocable to term life insurance and a portion of the premiums allocable to whole life insurance. We paid the remainder of the premiums. In fiscal 2004, Mr. Karmanos' children and trusts repaid $2,225,706 to the Company, which is the total of all of the premiums paid by us.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each of the Named Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                         -----------------------------------------------------
                                                             % OF
                                                            TOTAL
                                           NUMBER OF       OPTIONS
                                          SECURITIES      GRANTED TO                                 GRANT
                                          UNDERLYING      EMPLOYEES     EXERCISE                     DATE
                                            OPTIONS       IN FISCAL      PRICE      EXPIRATION      PRESENT
NAME                                     GRANTED(#)(1)       YEAR        ($/SH)        DATE       VALUE($)(2)
----                                     -------------    ----------    --------    ----------    -----------
Peter Karmanos, Jr. .................       97,185           3.09%       $7.47      04/01/2014     $336,872
Tommi A. White.......................       61,380           1.95%        7.47      04/01/2014      212,761
Henry A. Jallos......................       51,150           1.63%        7.47      04/01/2014      177,301
Robert C. Paul.......................       40,000           1.27%        7.47      04/01/2014      138,652
Laura L. Fournier....................       33,759           1.07%        7.47      04/01/2014      117,019

-------------------------
(1) Fifty percent of the option becomes exercisable on the third year anniversary of the date of grant, and 25 percent of the option shares vest on the fourth year and fifth year anniversaries of the date of grant. The option shares accelerate and are 100 percent exercisable in the event of death or disability and may be included by the Named Officer in the Replacement Program. Under the Replacement Program, the Named Officer may request, no more than twice in a calendar year, a replacement option grant at the time of exercise if the Named Officer pays the exercise price and/or withholding taxes by surrendering their stock to us. The Named Officer receives a replacement option grant equal to the number of shares surrendered for the exercise price and/or the withholding taxes. All replacement options have an exercise price equal to the fair market value of the common shares on the date of grant and are 100 percent exercisable on the date of grant, which is the date of the related exercise.

(2) Amounts determined using the Black-Scholes pricing model. Weighted average assumptions used for valuation of these stock option grants were as follows: expected volatility of 47.79 percent, risk-free interest rate of 3.91 percent, and expected lives at date of grant of 5.0 years. Dividend yields were not a factor, as the Company has never issued cash dividends. Actual gains, if any, will be dependent on overall market conditions and on future performance of the common shares.

OPTION HOLDINGS

     The following table sets forth information concerning the value of unexercised options held by each of the Named Officers as of March 31, 2005.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                     OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                SHARES                           MARCH 31, 2005(#)              MARCH 31, 2005($)(1)
                              ACQUIRED ON       VALUE       ----------------------------    ----------------------------
NAME                          EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                          -----------    -----------    -----------    -------------    -----------    -------------
Peter Karmanos, Jr. ......           0         $     0       6,929,333       1,397,185       $178,000        $495,425
Tommi A. White............           0               0         500,000         981,380              0         312,900
Henry A. Jallos...........           0               0       3,382,644         676,150              0         260,750
Robert C. Paul............           0               0               0         290,000              0               0
Laura L. Fournier.........      24,960          65,143         585,900         261,259        154,200         151,488

-------------------------
(1) Represents the amount by which the market price of the Company's common stock exceeded the exercise prices of the outstanding options on March 31, 2005 (excluding those that had an exercise price of more than the market price). Market price is based on the closing price on the NASDAQ stock market on that date of $7.20.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of
Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

     GENERAL COMPENSATION PHILOSOPHY

     A basic philosophy of Compuware Corporation is that executive officers, including the Company's Chief Executive Officer ("CEO"), and certain other key executive employees have a meaningful portion of their total compensation tied to the Company's profitability and revenue goals. In furtherance of this philosophy, key employees participate in an executive incentive compensation program.

     COMPENSATION FOR EXECUTIVES

     Under the executive incentive compensation program, a participant's compensation is comprised of their base salary and certain annual and long-term incentives. Incentive awards are based on an established percentage of the participant's base salary and are tied to the Company's business objectives. The incentives include (i) a cash bonus, which is earned and paid only if the Company achieves specified earnings per share ("EPS") or revenue targets, (ii) performance cash, which if EPS and/or revenue targets are met, pays a cash award at the end of a two-year vesting period, and (iii) stock options, which are structured to vest over a five-year period. Since incentive awards account for a large percentage of total compensation and since such awards are tied to the Company's business objectives, the largest variable in determining total compensation of the CEO, the executive officers, and other participants in the executive incentive compensation program is the Company's profitability and the accomplishment of revenue goals. The executive incentive compensation program was introduced following consultation with Towers Perrin, a nationally recognized independent consultant.

     In connection with certain cost-cutting measures put in place in October 2003, the salaries of Henry A. Jallos, the Company's Corporate Executive Vice President; Tommi A. White, the Company's Chief Operating Officer; and Laura L. Fournier, the Company's Senior Vice President, Chief Financial Officer and Treasurer were reduced by 10 to 15 percent, and the salary of Peter Karmanos, Jr., the Company's Chief Executive Officer, was voluntarily reduced by 69 percent. Based on improvements in the Company's operating performance, the Compensation Committee recommended the reinstatement of all executive salaries in April 2004, except for the salaries of Mr. Karmanos and Ms. White, which were reinstated in October 2004. In April 2004, Mr. Jallos' salary was reinstated to $511,500 and Ms. Fournier's salary was reinstated to $337,590. In June 2004, the Compensation Committee recommended the increase of Ms. Fournier's salary to $375,000. In September 2004, the Compensation Committee, subject to Board approval, recommended the reinstatement of Mr. Karmanos' salary to $971,850, the increase of Mr. Jallos' salary to $562,650, the reinstatement of Ms. White's salary to $613,800 and an increase in her salary to $675,180. In October 2004, the Board approved the recommendation made by the Compensation Committee.

     Effective June 1, 2005, Mr. Karmanos, the Company's Chief Executive Officer, pursuant to authority delegated to him by the Compensation Committee following discussion with the Committee of his general recommendations, increased the salaries of Mr. Jallos to $575,000 and Ms. Fournier to $400,000. The Compensation Committee is comprised of independent directors. Mr. Karmanos, Ms. White and Robert C. Paul, the Chief Executive Officer and President of the Company's Covisint division, did not receive a salary increase for fiscal 2006.

     In fiscal 2005, stock option grants issued to the Named Officers were determined by dividing one-half of the target annual incentive cash compensation by ten. Target total annual incentive cash compensation represented 200 percent of the executive's base salary. The Compensation Committee determined that one of the targets was achieved for fiscal 2005 and, as a result, the executive officers were paid a cash incentive and earned performance cash. Performance cash is paid in a lump sum at the end of a two-year vesting period, subject to continued employment during the vesting period. The actual annualized salary as of April 1, 2004 (excluding the salary reduction in October 2003) was used in calculating the fiscal 2005 target total cash compensation. In fiscal 2006 the target total annual incentive cash compensation for each of the Named Officers will represent 200 percent of the executive's base salary as of June 1, 2005.

     COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     Mr. Karmanos did not receive a salary increase for fiscal 2006. Mr. Karmanos' salary for fiscal 2005 is discussed in the preceding section of this report. Under the executive incentive compensation program in fiscal 2005, Mr. Karmanos, like the other executive officers, was eligible to receive an annual incentive if specified EPS or revenue targets were achieved. One of the targets was achieved for fiscal 2005 and as a result executive officers, including Mr. Karmanos, received a cash incentive under the terms of the incentive arrangement.

     Like other eligible executive officers, Mr. Karmanos was granted options in April 2004. Mr. Karmanos and other executives who were eligible to participate in the executive incentive compensation program in fiscal 2006 were again granted options in June 2005. The option grants were structured to encourage long-term loyalty to the Company and will have value only to the extent that the market price of the stock increases over the market value on the grant date. Fifty percent of the option shares become exercisable on the third anniversary of the date of grant, 25 percent become exercisable on the fourth anniversary and the remainder become exercisable on the fifth anniversary.

     Similarly, in fiscal 2006, consistent with the philosophy of the Company, the profitability and revenue goals of the Company are the primary variables in the incentive compensation to be paid to Mr. Karmanos. Under the executive incentive compensation program, Mr. Karmanos is eligible to receive an annual cash incentive, which will be earned and paid only if the Company achieves specified EPS or revenue targets. In addition, Mr. Karmanos will also be eligible to receive performance cash, which will vest over a two-year period and which Mr. Karmanos is eligible to earn only if the Company achieves specified EPS or revenue targets in fiscal 2006.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), restricts the deductibility of executive compensation paid to the Company's CEO and each of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Some of the Company's option plans contain a shareholder-approved restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under these plans to be exempt from the restriction on deductibility. The Compensation Committee has concluded, and may conclude in the future, that it is appropriate to exceed the limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders.

                                          By the Compensation Committee,
                                          William O. Grabe
                                          Faye Alexander Nelson
                                          Lowell P. Weicker, Jr.

COMPENSATION OF DIRECTORS

     The Board reduced the annual retainer paid to each eligible non-employee director from $40,000 to $30,000 for fiscal 2005. Effective for fiscal 2006, the Board of Directors approved a reinstatement of the annual retainer to $40,000. In addition, each non-employee director who is serving as the chairperson of a Board committee received an additional annual retainer of $5,000 in fiscal 2005. Effective for fiscal 2006, the annual retainer for the chair of the Audit Committee was increased from $5,000 to $10,000. Non-employee directors continue to receive $2,500 for attending each Board meeting and $1,500 for attending each committee meeting.

     The director compensation arrangement also includes the 2002 Directors Phantom Stock Plan (the "Phantom Plan"). Under the Phantom Plan, on April 1, 2004, the non-employee directors received phantom stock units valued at $10,000. In the other three quarters of fiscal 2005, the non-employee directors received discretionary grants in increments of $10,000. Effective April 1, 2005, the Board amended the Phantom Plan to increase the value of the stock units issued annually on April 1 from $10,000 to $35,000. The Board also revised the arrangement under the Phantom Plan to increase the value of the stock units to be issued through discretionary grants on a quarterly basis in the other three quarters of fiscal 2006 from $10,000 to $35,000. A phantom stock unit gives the non-employee director the right to receive the value of a share of the Company's common stock in cash upon vesting, which occurs upon the retirement of the director from the Board.

     Non-employee directors were also eligible to receive stock options if we achieve specified targets. One of the targets was achieved for fiscal 2005 and as a result each of the non-employee directors received 10,000 stock options. The stock options were granted with an exercise price of $6.075 per share (the fair market value of the common stock on the date of grant), vest annually in 25% increments beginning on May 5, 2006 and expire on May 5, 2015. We also reimburse non-employee directors for out-of-pocket expenses they incur for education and for attending Board and committee meetings.

     In connection with the increase in director compensation, the Board determined that it would be in the best interest of the Company's shareholders for the non-employee directors to have a substantial investment in our common stock. As a result, the Board is requiring all non-employee directors to have purchased shares of our common stock in the open market as follows: minimum purchase price of shares held as of March 31, 2006 is $40,000; as of March 31, 2007 is $80,000; as of March 31, 2008 is $120,000; as of March 31, 2009 is
$160,000; and as of March 31, 2010 is $200,000. Non-employee directors would be expected to hold such shares during the remainder of their term of office.

     Effective in fiscal 2006, the Board also determined to permit directors to defer their receipt of annual retainer fees and/or compensation paid out under the Phantom Plan with respect to any fiscal year as to which the director has made a written election to defer such compensation prior to the beginning of such fiscal year. Accordingly, deferrals may be made for fiscal years beginning with fiscal 2007.

PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in the cumulative total shareholder return on our common shares with the cumulative total return of the cumulative total shareholder return of the S&P 500 Index, the Total Return Index for The NASDAQ Industry Index and the cumulative total return of the Total Return Index for NASDAQ Computer and Data Processing Services Stocks for the period from April 1, 2000 through March 31, 2005. The graph includes a comparison to the S&P 500 index in accordance with SEC rules, as the Company's stock is part of such index. The graph assumes the investment of $100 in our common shares, the S&P 500 index and each of the two NASDAQ indexes on March 31, 2000 and the reinvestment of all dividends.

     The comparisons in the graph are required by the SEC. You should be careful about drawing any conclusions from the data contained in the graph, because past results do not necessarily indicate future performance. The information contained in this graph shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

                          TOTAL RETURN TO SHAREHOLDERS
                      (INCLUDES REINVESTMENT OF DIVIDENDS)

                              [PERFORMANCE CHART]

---------------------------------------------------------------------------------------------------------------------------------
                                              Base Period
               Company/Index                     Mar 00         Mar 01        Mar 02        Mar 03        Mar 04        Mar 05
---------------------------------------------------------------------------------------------------------------------------------
 Compuware Corp                                   $100          $46.29        $61.29        $16.09        $35.18        $34.18
 S&P 500 Index                                    $100          $78.32        $78.51        $59.07        $79.82        $85.16
 NASDAQ U.S. Index                                $100          $40.03        $40.34        $29.61        $43.71        $44.00
 NASDAQ Computer & Data Processing Index          $100          $33.99        $34.62        $25.20        $31.84        $33.98
---------------------------------------------------------------------------------------------------------------------------------

                                 OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Officers, directors and greater-than-10 percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

     Non-employee director compensation includes awards issued under the 2002 Director Phantom Stock Plan ("Phantom Plan"). In April 2005, each of the Company's non-employee directors filed a Form 5 to report the receipt of between 11 and 13 awards received under the Phantom Plan from the inception of the Phantom Plan through April 2005. These awards were disclosed in each of the Company's annual meeting proxy statements during those years, but were inadvertently not disclosed on Form 4 or 5. Other than the late reports relating to the Phantom Plan awards, to our knowledge, based solely on our review of the copies of such reports furnished to us during or with respect to fiscal 2005, or written representations that no Form 5 was required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were met during fiscal 2005.

RELATED-PARTY TRANSACTIONS

     We paid approximately $302,000 to Karmanos Printing and Graphics, Inc. for printing services, including the printing of our brochures, stationery, envelopes, business cards, invoices and other office supplies for fiscal 2005. We believe that such printing services were provided to us on terms that were no less favorable to us than could have been obtained from unaffiliated third parties. George and Beverly Karmanos, the brother and sister-in-law of Peter Karmanos, Jr., our Chairman of the Board and CEO, are the owners of Karmanos Printing and Graphics.

     In fiscal 2005, we paid a total of approximately $1,282,000 in ticket, advertising and suite license fees to certain major and minor league sports venues, including arenas and teams located in Raleigh, North Carolina; Plymouth, Michigan and Ft. Myers, Florida. These arenas and teams are owned, managed or controlled by entities owned and controlled by interests of Peter Karmanos, Jr., our Chairman of the Board and CEO, namely Compuware Sports Corporation ("CSC") and Gale Force Sports & Entertainment, LLC ("GFSE"). This amount includes the approximately $840,000 we paid to CSC pursuant to a Promotion Agreement dated September 8, 1992, which agreement requires CSC to undertake certain promotional activities on behalf of the Company. The Promotion Agreement automatically renews for successive one-year terms, unless terminated by either party with 60 days notice. The total amount also includes the approximately $250,000 we paid to GFSE pursuant to an Advertising Agreement, dated December 1, 1996, which agreement includes the right to name the Plymouth, Michigan arena "Compuware Arena" and the placement of fixed advertising in and about the arena. The Advertising Agreement will terminate on November 30, 2016.

     Business needs occasionally require various employees of Compuware to travel on private aircraft. We are a party to an exchange agreement with Karthe Corporation, a company that is 50 percent owned by Peter Karmanos, Jr. Under the exchange agreement, we allow Karthe to use Compuware's aircraft and, in exchange, Karthe allows Compuware to use Karthe's aircraft. During fiscal 2005, Karthe used Compuware's aircraft for approximately 58 hours, and Compuware used Karthe's aircraft for approximately 20 hours. Compensation for the use of the aircraft is paid in hours, and no cash or other compensation is exchanged by the parties under the agreement unless the agreement is terminated. As of March 31, 2005, Karthe owed Compuware approximately 77 hours under the agreement, which are valued at approximately $129,000. We believe that such services were provided by us and to us under this arrangement on terms that were no less favorable to us than could have been obtained from unaffiliated third parties.

     Dennis W. Archer, one of our directors, is a partner in the law firm of Dickinson Wright PLLC. We engaged the Dickinson firm to perform legal services in fiscal 2005, and we expect to continue to engage the Dickinson firm to perform legal services in fiscal 2006.

     G. Scott Romney, one of our directors, is a partner in the law firm of Honigman Miller Schwartz and Cohn LLP. We engaged the Honigman firm to perform legal services in fiscal 2005, and we expect to continue to engage the Honigman firm to perform legal services in fiscal 2006.

EXPENSE OF SOLICITING PROXIES

     We will bear the expense of soliciting proxies, including the cost of preparing, printing and mailing the Notice of the 2005 Annual Meeting of Shareholders, the Proxy Statement, the 2005 Annual Report and the accompanying proxy card. These materials are generally being sent to brokers, nominees and other shareholders of record by U.S. mail, and to employees who are shareholders by internal electronic mail. We may supplement our solicitation of proxies by mail with personal interview, telephone or facsimile solicitation by our directors, officers and other regular employees. We will not pay any special compensation to them for these services. We have also retained Georgeson Shareholder Communications, Inc. to assist our solicitation of proxies, at an approximate cost of $8,000, plus reasonable expenses. We will request that brokers, nominees and other similar record holders forward proxy material to the beneficial owners of our common shares, and we will reimburse them upon request for their reasonable expenses incurred in forwarding such material.

                           SHAREHOLDER PROPOSALS AND
          DIRECTOR NOMINATIONS FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

     Proposals of shareholders that are intended to be presented at our 2006 Annual Meeting of Shareholders must be received by our Secretary at our offices, One Campus Martius, Detroit, Michigan 48226, no later than March 20, 2006 to be considered for inclusion in our Proxy Statement and proxy card relating to that meeting. In addition, our bylaws provide that, in order for a shareholder proposal or nomination to be properly brought before the 2006 Annual Meeting, we must receive written notice of such proposal or nomination and the information required by the bylaws on or before May 25, 2006. If the date for the 2006 Annual Meeting of Shareholders is significantly different than the first anniversary of the 2005 Annual Meeting of Shareholders, the bylaws and SEC rules provide for an adjustment to the notice periods described above. All proposals, whether intended to be included in the Company's proxy or not, should be sent by certified mail, return receipt requested and should satisfy the applicable informational requirements contained in the Company's bylaws and the rules of the SEC. We expect the persons named as proxies for the 2006 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide us with written notice of such proposal complying with the applicable requirements on or before such date.

                                       20
                                                                     CPUCM-PS-05

[COMPUWARE LOGO]
www.compuware.com

c/o Computershare
P.O. Box 8694
Edison, NJ 08818-8694


                                   ---------------------


                                   ---------------------

                    YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.


--------------------------------------------------              ------------------------------------------------------
         VOTE-BY-INTERNET                                            VOTE-BY-TELEPHONE
1.  Log on to the internet and go to                            1.   Call toll-free
    http://www.eproxyvote.com/cpwr       [GRAPHIC]      OR           1-877-PRX-VOTE (1-877-779-8683)         [GRAPHIC]

2.  Follow the easy steps outlined on                           2.   Follow the easy, recorded instructions.
    the secured internet site.
--------------------------------------------------               ------------------------------------------------------

                    IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT MAIL YOUR CARD.


            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
--------------------------------------------------------------------------------


    PLEASE MARK
[X] VOTES AS IN                                                         CPU
    THIS EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE                   ---------------------------------------------------------
ELECTION OF DIRECTORS                                                                 COMPUWARE CORPORATION
                                                                     ---------------------------------------------------------
1. The election of 10 directors to serve until the
   next Annual Meeting of Shareholders and until their               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
   successors are elected and qualified.                             RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP.

   NOMINEES: (01) Dennis W. Archer, (02) Gurminder S. Bedi,                                                 FOR  AGAINST  ABSTAIN
             (03) William O. Grabe, (04) William R. Halling,
             (05) Peter Karmanos, Jr., (06) Faye Alexander Nelson,   2. The ratification of the
             (07) Glenda D. Price, (08) W. James Prowse,                appointment of Deloitte & Touche,   [ ]    [ ]      [ ]
             (09) G. Scott Romney, (10) Lowell P. Weicker, Jr.          LLP as the independent registered
                                                                        public accounting firm.
                    FOR                             WITHHELD
                    ALL         [ ]         [ ]     FROM ALL         In their discretion, the Proxy is also authorized to the
                  NOMINEES                          NOMINEES         extent permitted by law, to vote on any and all other
                                                                     matters as may properly come before the meeting,
                                                                     including the authority to vote to adjourn the meeting.
             [ ]                                                     The undersigned hereby revokes any proxy or proxies
                -------------------------------------------          heretofore given to vote upon or act with respect to said
                For all nominee(s) except as written above           stock and hereby ratifies and confirms all that the Proxy
                                                                     named herein and their substitutes, or any of them, may
                                                                     lawfully do by virtue hereof. The undersigned
                                                                     acknowledges receipt of the Notice of the Annual Meeting
                                                                     and the Proxy Statement, both dated July 19, 2005 and
                                                                     the 2005 Annual Report.

                                                                     Mark box at right if you plan to attend the Annual
                                                                     Meeting.                                             [ ]

                                                                     Mark box at right if comments or an address
                                                                     change has been noted on the reverse side of         [ ]
                                                                     this card.

                                                                     Please be sure to sign and date this proxy card.

Signature:                                    Date:                Signature:                                   Date:
         ------------------------------------      --------------             -------------------------------        -----------

                              COMPUWARE CORPORATION



Dear Shareholder:

The enclosed proxy card relates to the 2005 Annual Meeting of Shareholders of Compuware Corporation. Also enclosed are Compuware Corporation's Notice of the Annual Meeting, Proxy Statement and 2005 Annual Report.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the box on the proxy card to indicate how your shares should be voted. Then sign the card, detach it and return your proxy card in the enclosed postage-paid envelope. You may also vote your shares by Internet or telephone by following the instructions on the reverse side of this card.

Your vote must be received prior to the Annual Meeting of Shareholders on August 23, 2005.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Compuware Corporation




            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
--------------------------------------------------------------------------------


                              COMPUWARE CORPORATION


The undersigned hereby appoints as Proxy, Thomas M. Costello, Jr., or Laura L. Fournier, with power of substitution, to vote the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Compuware Corporation, to be held on August 23, 2005 and at any adjournment(s) thereof.

THE PROXY WILL VOTE YOUR SHARES IN ACCORDANCE WITH YOUR DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICE ON THIS CARD, BY INTERNET OR TELEPHONE, THE PROXY WILL VOTE YOUR SHARES (a) FOR ALL THE NOMINEES FOR DIRECTOR AS LISTED IN PROPOSAL 1, (b) FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND (c) IN THEIR DISCRETION WITH RESPECT TO ANY AND ALL OTHER MATTERS BROUGHT BEFORE THE MEETING TO THE EXTENT PERMITTED BY APPLICABLE LAW.


--------------------------------------------------------------------------------
        PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING
                             THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                      DO YOU HAVE ANY COMMENTS?


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